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                                                                 EXHIBIT 10.11




                                   AGREEMENT



      THIS AGREEMENT is made by and between Carl F. Pollard ("Pollard"), and Columbia Healthcare Corporation, a Delaware corporation and successor of Columbia Hospital Corporation, a Nevada corporation (individually or jointly "Columbia").


                              W I T N E S E T H :


      WHEREAS, Pollard has entered into that certain employment agreement, dated August 31, 1993, regarding his employment with Columbia (the "Columbia Employment Agreement"); and

      WHEREAS, the parties desire to enter into this Agreement to modify, preserve and secure certain of Pollard's benefits under the Columbia Employment Agreement;

      NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and other valuable consideration, the parties agree as follows:

      1. CONTINUED BOARD SERVICE. Pollard agrees to continue to serve on Columbia's Board of Directors in the capacity as Chairman of the Executive Committee and devote his best efforts to serving Columbia in that role.

      2.    CONFIDENTIAL INFORMATION.

            (i) Pollard recognizes and acknowledges that during the term of his employment, he has or will develop, have access to and come into possession of trade secrets and confidential information of Columbia, including, without limitation, software systems, specifications, programs and documentation, the methods and data which Columbia owns, plans or develops, whether for its own use or for use by its clients, developments, designs, inventions and improvements, trade secrets and works of authorship, customer lists, supplier lists, proposals, marketing plans and procedures, all of which are confidential and are the property of Columbia. Pollard further recognizes and acknowledges that in order to enable Columbia to perform services for its customers, those customers may furnish to Columbia confidential information concerning their business affairs, property, methods of operation or other data and that the goodwill afforded to Columbia and its employees requires keeping


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      such services and information confidential.  All of these materials and information including, without limitation, those relating to Columbia's systems and customers, will be referred to below as "Proprietary Information."

            (ii) Pollard agrees that during the term of Pollard's employment with Columbia and thereafter, Pollard will keep any and all Proprietary Information confidential and will not disclose any Proprietary Information, directly or indirectly, to any third person or entity, without the prior written consent of Columbia. Pollard further agrees that, during the term of Pollard's employment with Columbia and thereafter, Pollard will not use, handle, copy or duplicate, in part or in whole, any Proprietary Information, except as directed by Columbia and in the ordinary course of Columbia's business. This confidentiality covenant has no temporal, geographic or territorial restriction.

            (iii) Pollard agrees that upon request by Columbia, and in any event immediately upon termination of Pollard's employment, Pollard shall turn over to Columbia all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, software, cards, surveys, maps, logs, machines, technical data, work product or any other tangible product or document which has been produced by, received by or otherwise submitted or made available to Pollard during or prior to Pollard's employment with Columbia.

            (iv) Pollard understands and agrees that all Proprietary Information is and shall remain the property of Columbia and that Pollard has not and will not appropriate for Pollard's own use or for the use of any third party any Proprietary Information. Furthermore, Pollard hereby assigns and agrees to assign to Columbia or its subsidiaries or affiliates, as appropriate, its successors, assigns or nominees, Pollard's entire right, title and interest in any developments, designs, patents, inventions and improvements, trade secrets, trademarks, copyrightable subject matter or other Proprietary Information which Pollard has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to Columbia, or with the use of time, material or facilities of Columbia or relating to any actual or anticipated business, research, development, product, service or activity of Columbia known to Pollard while employed at Columbia, or suggested by or resulting from any task assigned to Pollard or work performed by Pollard for or on behalf of Columbia, whether or not such work was performed prior to the date of this Agreement.

            (v) For purposes of the foregoing, service by the Pollard with Galen and Humana Inc. will be deemed service with Columbia.
      3. COVENANT NOT TO COMPETE. Pollard agrees that because of the confidential and sensitive nature of the Proprietary Information and because the use of, or even the appearance to Columbia and its reputation, or to customers of Columbia, Pollard will not, from the date of this Agreement until the expiration of one (1) year after the date on which


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Pollard's employment as an employee of Columbia terminates for any reason, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including as director, officer, consultant, independent contractor, employee, partner, or investor with any business, enterprise, organization or other individual or entity which solicits business, performs services or delivers goods that are comparable to or competitive with any business of Columbia; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of any entity with securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 3.

      4. NON-SOLICITATION. Pollard agrees that during the term of Pollard's employment with Columbia and for a period of three (3) years thereafter, Pollard will not interfere with Columbia's relationship with, or endeavor to employ or entice away from Columbia, any business, enterprise, organization or other individual or entity, which is an employee, customer or supplier of Columbia, or which maintains a business relationship with any business of Columbia.

      5. BENEFITS ON AND AFTER TERMINATION. In consideration of Pollard's promises contained herein and his termination as an employee of Columbia, and in fulfillment of Columbia's obligations under the Columbia Employment Agreement, the parties agree to the following:

            (i) At the time of Pollard's resignation, he shall be paid a lump sum cash payment equal to eighty nine thousand, two hundred fifty dollars multiplied by the number of months (and fraction thereof), remaining between the effective date of Pollard's resignation and February 28, 1997.

            (ii) Columbia shall continue to carry at its expense life insurance coverage on Pollard's life to age sixty-five (65) in the amount of one million, seven hundred and fifty thousand dollars ($1,750,000.00) payable to Pollard's beneficiary.

            (iii) Columbia shall continue health insurance coverage for Pollard and his family, under an insured health program available to Columbia employees, until Pollard's age sixty-five (65). The cost to Pollard for such coverage shall be the cost under the Consolidated Omnibus Budget Reconciliation Act (COBRA) minus the cost for such coverage Columbia would pay if Pollard were an employee. (i.e. The normal Company portion shall be paid by the Company.) Pollard's spouse shall also be entitled, as Pollard's dependent, to continuation of health insurance coverage until she reaches age sixty-five (65) under the same plans as Pollard and subject to the same terms and cost of coverage under those plans as Pollard, however once Pollard reaches the age of sixty-five and is entitled to coverage under Medicare (or its successor), he shall not be entitled to dependent coverage under his spouse's coverage. While Pollard is a Director of the Company, he may choose to receive health insurance benefits under the Company's then current Directors' plan, if any.


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            (iv)  There shall be immediate and full vesting of any of
      Pollard's stock options which are not otherwise exercisable or payable as of the date of termination of employment. Pollard shall be treated as retiring from the employ of the Company so that such stock options and any other vested but unexercised options shall not expire until two years from the date of such retirement. This paragraph shall not apply to the stock option referenced in subparagraph (v) below.

            (v) Pollard shall be granted stock options to purchase three hundred thousand (300,000) shares of Columbia stock at the earliest possible date. Such options shall (A) be at a purchase price equal to the stock's fair market value at date of grant, (B) be immediately exercisable, and (C) have a ten (10) year term.

            (vi) Pollard shall be supplied office space and equipment and secretarial help under the following terms:

                  (A) Columbia shall lease office space of Pollard's choosing (of approximately one thousand (1,000) square feet) for a period of five (5) years from Pollard's resignation with an option for another five (5) years; such option to renew by the Company shall be at Pollard's sole discretion. The cost of such (including three (3) parking spaces) shall be at Columbia's expense except that any tenant improvements over and above the landlord's tenant allowance shall be split equally between Columbia and Pollard.

                  (B) Pollard shall have the use of all his current office furniture and fixtures for the duration of the lease.

                  (C) Pollard's current secretary shall continue in such capacity in such leased space. She shall remain an employee of Columbia during the term of such lease with all the benefits of a Columbia employee and shall be considered a third party beneficiary of this Agreement. She shall be entitled to annual pay increases equal to at least the average percentage pay increases of all other executive secretaries. If at any time during the ten (10) year period following Pollard's resignation, his current secretary ceases for any reason to serve as his secretary and elects to return to a job at the Company's corporate headquarters or at one of its facilities, she shall be entitled to an offer of a position comparable in grade and salary to her then current position. Should this occur, she shall be subject to the same terms and conditions of employment as all other Columbia employees. Pollard shall have the use of all her current office furniture and fixtures during the term of the lease. If she should leave Columbia's employ or otherwise cease to serve as Pollard's secretary during such ten (10) year period, Columbia shall pay Pollard at the rate of twenty-five thousand per year for him to obtain secretarial help.



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